EXHIBIT 10.4

THIS EXCHANGE AGENT AGREEMENT (this “Agreement”) between Energy Partners, Ltd., a Delaware corporation (the “Company”), and Mellon Investor Services LLC (operating with the service name BNY Mellon Shareowner Services), a New Jersey limited liability company (“Agent”), is dated as of September 15, 2009.

WHEREAS, on May 1, 2009, the Company and certain of its subsidiaries filed voluntary petitions for reorganization (the “Chapter 11 Cases”) under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., as amended, in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”);

WHEREAS, on August 3, 2009, the Bankruptcy Court issued a confirmation order (the “Confirmation Order”) confirming the Company’s Second Amended Joint Plan of Reorganization, as modified as of July 31, 2009 and as further modified by the Confirmation Order (the “Plan”);

WHEREAS, pursuant to the Plan, (i) the Company’s 8.75% unsecured notes due 2010, 9.75% senior unsecured notes due 2014, Senior Floating Notes due 2013 (collectively, the “Senior Notes”), (ii) shares of issued and outstanding Company common stock, par value $0.01 per share (“Old Shares”), and (iii) stock-settled restricted stock units issued pursuant to the Company’s existing long-term incentive plans deemed vested under the Plan (the “RSUs”), will be exchanged (the “Exchange”) for shares of new Company common stock, par value $0.01 per share (“New Shares”);

WHEREAS, pursuant to Section 5.03 of the Plan, as of the effective time of the Exchange (the “Effective Time”), certificates representing Old Shares that have not been previously surrendered to the Agent shall be deemed to have been surrendered; and

WHEREAS, in accordance with, and subject to, the terms and conditions set forth in this Agreement, the Company desires to appoint the Agent as exchange agent for the Exchange, and the Agent desires to accept such appointment.

1. Appointment; Exchange.

(a) In accordance with, and subject to, the terms and conditions set forth in this Agreement, the Company hereby appoints Agent to act as exchange agent with respect to the Exchange, and Agent hereby accepts such appointment.

(b) The Company shall inform Agent of the Effective Time at least three (3) business days prior thereto.

(c) Prior to the Effective Time, the Company shall deliver to Agent, or cause to be delivered to Agent, a letter certifying the registered holders of the Senior Notes and the aggregate amount of principal outstanding under the Senior Notes (the “Senior Notes Letter”).

(d) Prior to the Effective Time, the Agent shall prepare a list of holders of record of Old Shares as of the close of business on the date immediately preceding the date on which the Effective Time is to occur (the “Record Stockholder List”), which shall include each such holder’s name, address, taxpayer identification number and amount of Old Shares held.

(e) Prior to the Effective Time, the Company will furnish the Agent with written instructions (the “Company Instructions”) from an authorized representative which shall include (i) the rates at which each of the Senior Notes, Old Shares and RSUs shall be exchangeable into the New Shares, (ii) a list of holders of RSUs setting forth each such holder’s name, address and settlement amounts in Old Shares in respect of each such holder’s RSUs (the “RSU List”), (iii) an instruction to close the transfer books for the Old Shares at the Effective Time, (iv) instructions to perform the Exchange in accordance with Section 1(f) of this Agreement and (v) instructions to create a balance account for the benefit of unexchanged holders for the number of New Shares to be issued in exchange for the Senior Notes, Old Shares and the RSUs at the Effective Time.

(f) Subject to the terms and conditions of this Agreement and the Company’s confirmation of the Effective Time pursuant to Section 1(b) hereof, and in accordance with the Company Instructions, Agent in its capacity as exchange agent hereunder shall:

(i) with respect to the Senior Notes, (1) credit the appropriate number of book-entry New Shares to holders of Senior Notes as set forth in the Senior Notes Letter and (2) mail a transaction notice reflecting such credit (along with a notice stating that the Senior Notes were deemed cancelled as of the Effective Time) to each such holder of Senior Notes;

(ii) with respect to certificated Old Shares:

(A) (1) debit all certificated Old Shares reflected in the stockholder accounts of holders of record of certificated Old Shares at the Effective Time as set forth in the Record Stockholder List, (2) credit the appropriate number of book-entry New Shares to each holder of certificated Old Shares at the Effective Time as set forth in the Record Stockholder List and (3) mail a transaction notice reflecting such credit (along with a notice stating that the certificates representing Old Shares were deemed cancelled as of the Effective Time) to each such holder of Old Shares; and

(B) accept any certificates representing Old Shares sent by holders of record of Old Shares, provided that, for the avoidance of doubt, the receipt of such certificates of Old Shares shall not be a condition to Agent’s obligations set forth in Section 1(f)(ii)(A);

(iii) with respect to book-entry Old Shares, (1) debit all book-entry Old Shares held in the stockholder accounts of holders of record of book-entry Old Shares at the Effective Time as set forth in the Record Stockholder List, (2) credit the appropriate number of book-entry New Shares to each holder of book-entry Old

Shares and (3) mail a transaction notice reflecting such credit (along with a notice stating that the book-entry Old Shares were deemed cancelled as of the Effective Time) to each such holder of Old Shares; and

(iv) with respect to the RSUs, (1) credit the appropriate number of book-entry New Shares to each holder of RSUs as set forth in the RSU List and (2) mail a transaction notice reflecting such credit (along with a notice stating that the RSUs were deemed cancelled as of the Effective Time) to each such holder of RSUs.

2. Treasury Shares. The Company shall, at or prior to the Effective Time, provide to Agent a written list of all Old Shares held in treasury to be cancelled as of the Effective Time, indicating whether such treasury shares are certificated, in book-entry form or registered through a brokerage account. At or prior to the Effective Time, the Company shall deliver any and all certificates representing such treasury shares to Agent for proper cancellation. The Company hereby authorizes and instructs Agent to cancel all such treasury shares delivered to Agent hereunder in certificated form or maintained by Agent in book-entry.

3. Fractional Shares. No fractional shares of the New Shares will be issued in the Exchange. Whenever any distribution to a particular holder would otherwise call for distribution of a fraction of a share of the New Shares, such number of New Shares to be distributed shall be rounded up or down to the nearest whole number and such holder shall receive no separate consideration for such fractional shares.

4. Treatment of Restrictive Legends. All New Shares issued in exchange for Old Shares may be issued without restrictive legend(s).

5. Cancellation and Debit of Old Shares. As of the Effective Time, Agent will become the sole recordkeeping agent for the Old Shares, and shall maintain such records in accordance with its standard practices. At the Effective Time, (a) any certificates representing Old Shares surrendered to Agent prior to the Effective Time shall be canceled by the Agent, (b) any certificates representing Old Shares deemed surrendered at the Effective Time pursuant to Section 5.03 of the Plan shall be deemed canceled by Agent and (c) the book-entry Old Shares held in the stockholder account of the applicable holder will be debited, and such cancellation or debit shall be reflected within the records maintained by Agent.

6. Report of Exchange Activity. Within ten (10) business days of the Effective Time, Agent will prepare and provide to the Company a report setting forth in tabular form (i) the name and address of each holder of Senior Notes, Old Shares and RSUs as of the Effective Time; (ii) the aggregate principal amount outstanding with respect to any Senior Notes held by such holder, the number of Old Shares held by such holder and the number of RSUs held by such holder, as applicable, and (iii) the number of New Shares issued to such holder.

7. Tax Reporting. Should any issue arise regarding federal income tax reporting or withholding, Agent shall take such reasonable action as the Company may reasonably request in writing. Such action may be subject to additional fees.

8. Authorizations and Protections. As agent for the Company hereunder, Agent:

(a) shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by Agent and the Company;

(b) shall have no obligation to conduct the Exchange unless the Company shall have provided a sufficient number of New Shares;

(c) shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of any certificates or the Old Shares represented thereby surrendered or deemed surrendered hereunder or New Shares issued in exchange therefor, and will not be required to or be responsible for and will make no representations as to the validity, sufficiency, value or genuineness of the Exchange;

(d) shall not be obligated to take any legal action hereunder; if, however, Agent determines to take any legal action hereunder, and where the taking of such action might, in Agent’s judgment, subject or expose it to any expense or liability, Agent shall not be required to act unless it shall have been furnished with an indemnity satisfactory to it;

(e) may reasonably rely on and shall be fully authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission or other document or security delivered to Agent and reasonably believed by Agent to be genuine and to have been signed by the proper party or parties;

(f) shall not be liable or responsible for any recital or statement contained in the Plan or any other documents relating thereto;

(g) shall not be liable or responsible for any failure of the Company or any other party to comply with any of its obligations relating to the Plan, including without limitation obligations under applicable securities laws;

(h) shall not be liable to any holder of Old Shares for any New Shares or dividends thereon;

(i) may reasonably rely on and shall be fully authorized and protected in acting or failing to act upon (i) the written, telephonic, electronic or oral instructions of any authorized representative of the Company with respect to any matter relating to Agent acting as exchange agent pursuant to this Agreement; (ii) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (iii) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed;

(j) may consult counsel satisfactory to Agent (including internal counsel), and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by Agent hereunder in good faith and in reliance upon the advice of such counsel;

(k) may perform any of its duties hereunder either directly or by or through agents or attorneys and Agent shall not be liable or responsible for any misconduct or negligence on the part of any agent or attorney appointed with reasonable care hereunder; and

(l) is not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person.

9. Indemnification. The Company shall indemnify Agent for, and hold Agent harmless from and against, any loss, liability, claim (whether with or without basis in fact or law), demand, cost or expense (collectively, “Loss”) arising out of or in connection with Agent’s duties under this Agreement or this appointment, including the costs and expenses of defending itself against any Loss or enforcing this Agreement, except to the extent that such Loss shall have been determined by a court of competent jurisdiction to be a result of Agent’s gross negligence or intentional misconduct.

10. Limitation of Liability.

(a) In the absence of gross negligence or intentional misconduct on its part, Agent shall not be liable for any action taken, suffered, or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement. Anything in this Agreement to the contrary notwithstanding, in no event shall Agent be liable for special, indirect, incidental, consequential or punitive losses or damages of any kind whatsoever (including but not limited to lost profits), even if Agent has been advised of the possibility of such losses or damages and regardless of the form of action. Any liability of Agent will be limited in the aggregate to the amount of fees paid by the Company hereunder.

(b) If any question or dispute arises with respect to the proper interpretation of this Agreement or Agent’s duties hereunder or the rights of the Company or of any stockholders, Agent shall not be required to act and shall not be held liable or responsible for failing or refusing to act until the question or dispute has been (i) judicially settled (and Agent may, if it deems it advisable, but shall not be obligated to, file a suit in interpleader or for a declaratory judgment for such purpose) by a final judgment of a court of competent jurisdiction that is binding on all stockholders and parties interested in the matter and is no longer subject to review or appeal, or (ii) settled by a written document in form and substance satisfactory to Agent and executed by the Company and each such stockholder and party.

11. Representations, Warranties and Covenants. The Company represents, warrants and covenants that (a) it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) the making and consummation of the Plan and the performance of all transactions contemplated thereby (including without limitation this Agreement) have been duly authorized by all necessary corporate action and do not and will not conflict with, violate, result in a breach of or constitute a default under the certificate of incorporation or bylaws of the Company, any law or regulation, any order or decree of any court or public authority having jurisdiction, or any mortgage, indenture, contract, agreement or undertaking to which it is a party or is bound, (c) this Agreement has been duly executed and delivered by the Company and constitutes its legal, valid, binding and enforceable obligation, (d) the Exchange will comply in all material respects with all applicable requirements of law and (e) to the best of its knowledge, there is no litigation pending or threatened as of the date hereof in connection with the Exchange.

12. Notices. All notices, demands and other communications given pursuant to the terms and provisions hereof shall be in writing, shall be deemed effective on the date of receipt, and may be sent by overnight delivery services, or by certified or registered mail, return receipt requested to:

If to the Company:	with an additional copy to:

Energy Partners, Ltd. 201 St. Charles Ave., Suite 3400 New Orleans, Louisiana, 70170-1026 Attn: John H. Peper	Vinson & Elkins L.L.P. Trammell Crow Center 2001 Ross Avenue, Suite 3700 Dallas, Texas 75201 Attn: Paul E. Heath

If to Agent:	with an additional copy to:

Mellon Investor Services LLC 480 Washington Blvd, 27th Floor Jersey City, NJ 07310 Attn: Event Manager	Mellon Investor Services LLC 480 Washington Blvd, 29th Floor Jersey City, NJ 07310 Attn: Legal Department

13. Information Agent. In its capacity as information agent, Agent shall (if required): assist in coordination of all printing activities and advertisement placement; establish contacts with brokers, dealers, banks and other nominees on behalf of the Company; determine material requirements and assist in document review; facilitate the distribution of materials to registered and, if applicable, beneficial owners; provide a dedicated toll-free line for all shareholder queries; and provide status reporting to the Company’s management.

14. Confidentiality.

(a) In connection with Agent’s appointment hereunder, each party will obtain confidential information related to the other party or its stockholders that is not available to the general public (“Confidential Information”), which Confidential Information shall include the terms and conditions of this Agreement and the Exhibits attached hereto. Each party agrees that the Confidential Information shall be held and treated by it, its directors, officers, employees, affiliates, agents and subcontractors (collectively, “Representatives”) in confidence and, except as hereinafter provided, shall not be disclosed in any manner whatsoever except as otherwise required by law, regulation, subpoena or governmental authority. Confidential Information shall be used by each party and its Representatives only for the purposes for which provided and shall be disclosed by such party only to those Representatives who have a need to know in order to accomplish the business purpose in connection with which the Confidential Information has been provided. Confidential Information does not include information that (i) is now or subsequently becomes generally available to the public through no fault or breach on the part of the receiving party; (ii) the receiving party had rightfully in its possession prior to disclosure to it by the disclosing party; (iii) is independently developed by the receiving party without the use of or reference to any Confidential Information; or (iv) the receiving party rightfully obtains on a non-confidential basis from a source other than the disclosing party who has the right to transfer or disclose it.

(b) In connection with the provision of services under this Agreement, the Company may direct Agent to release information, including non-public personal information (“NPPI”), as defined in Title V of the Gramm Leach Bliley Act and the regulations issued thereunder (including but not limited to Regulation P of the Board of Governors of the Federal Reserve) to the Company’s agents or other third party service providers, including, without limitation, broker/dealers, custodians and depositories. In addition, the Company consents to the release of information, including NPPI, (i) to any of Agent’s Representatives in connection with the services provided hereunder and (ii) as required by law, regulation, subpoena or governmental authority. Agent shall not be liable for the release of information in accordance with the foregoing provisions.

15. Compensation and Expenses.

(a) The Company shall pay to Agent compensation in accordance with the fee schedule attached as Exhibit A hereto, together with reimbursement for reasonable fees and disbursements of counsel, regardless of whether any Old Shares are surrendered to Agent, for Agent’s services as exchange agent hereunder.

(b) The Company shall be charged for certain expenses advanced or incurred by Agent in connection with Agent’s performance of its duties hereunder. Such charges include, but are not limited to, stationery and supplies, such as checks, envelopes and paper stock, as well as any disbursements for telephone and document creation and delivery. While Agent endeavors to maintain such charges (both internal and external) at competitive rates, these charges may not reflect actual out-of-pocket costs, and may include handling charges to cover internal processing and use of Agent’s billing systems.

(c) All amounts owed to Agent hereunder are due within thirty (30) days of the invoice date. Delinquent payments are subject to a late payment charge of one and one half percent (1.5%) per month commencing forty-five (45) days from the invoice date. The Company agrees to reimburse Agent for any attorney’s fees and any other costs associated with collecting delinquent payments.

(d) No provision of this Agreement shall require Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights.

16. Termination. Either party may terminate this Agreement upon thirty (30) days prior written notice to the other party. Unless so terminated, this Agreement shall continue in effect until all Old Shares have been exchanged. In the event of such termination, the Company will appoint a successor exchange agent and inform Agent of the name and address of any successor exchange agent so appointed, provided that no failure by the Company to appoint such a successor exchange agent shall affect the termination of this Agreement or the discharge of Agent as exchange agent hereunder. Upon any such termination, Agent shall be relieved and discharged of any further responsibilities with respect to its duties hereunder. Upon payment of all outstanding fees and expenses hereunder, Agent shall promptly forward to the Company or its designee any certificates for Old Shares or other document that Agent may receive after its appointment has so terminated.

17. Force Majeure. Agent shall not be liable for any failures, delays or losses, arising directly or indirectly out of conditions beyond its reasonable control including, but not limited to, acts of government, exchange or market ruling, suspension of trading, work stoppages or labor disputes, fires, civil disobedience, riots, rebellions, storms, electrical or mechanical failure, computer hardware or software failure, communications facilities failures including telephone failure, war, terrorism, insurrection, earthquakes, floods, acts of God or similar occurrences.

18. Submission to Jurisdiction; Foreign Law.

(a) The parties irrevocably (i) submit to the non-exclusive jurisdiction of any New York State court sitting in New York City or the United States District Court for the Southern District of New York in any action or proceeding arising out of or relating to this Agreement, (ii) waive, to the fullest extent they may effectively do so, any defense based on inconvenient forum, improper venue or lack of jurisdiction to the maintenance of any such action or proceeding, and (iii) waive all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby.

(b) Agent shall not be required hereunder to comply with the laws or regulations of any country other than the United States of America or any political subdivision thereof. Agent may consult with foreign counsel, at the Company’s expense, to resolve any foreign law issues that may arise as a result of the Company or any other party being subject to the laws or regulations of any foreign jurisdiction.

19. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws rules or principles.

(b) No provision of this Agreement may be amended, modified or waived, except in a written document signed by both parties.

(c) In the event that any claim of inconsistency between this Agreement and the terms of the Plan arise, the terms of the Plan shall control, except with respect to the duties, liabilities and rights, including compensation and indemnification of Agent as exchange agent, which shall be controlled by the terms of this Agreement.

(d) If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed binding and enforceable to the full extent permitted by applicable law.

(e) This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties hereto.

(f) This Agreement may not be assigned, or otherwise transferred, in whole or in part, by either party without the prior written consent of the other party, which the other party will not unreasonably withhold, condition or delay; provided that (i) consent is not required for an assignment to an affiliate of Agent and (ii) any reorganization, merger, consolidation, sale of assets or other form of business combination by Agent shall not be deemed to constitute an assignment of this Agreement. Any attempted assignment in violation of the foregoing will be void.

(g) Sections 8, 9, 10, 14, 15, 18 and 19 hereof shall survive termination of this Agreement.

(h) Nothing in this Agreement shall be construed to give any person or entity other than Agent and the Company any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of Agent and the Company.

(i) The headings contained in this Agreement are for the purposes of convenience only and are not intended to define or limit the contents of this Agreement.

(j) This Agreement may be executed manually in any number of counterparts, each of which such counterparts, when so executed and delivered, shall be deemed an original, and all such counterparts when taken together shall constitute one and the same original instrument.

(k) This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior written or oral communications, understandings, and agreements with respect to the subject matter of this Agreement. The parties acknowledge that the Exhibits hereto are an integral part of this Agreement.

(l) The Company acknowledges that Agent is subject to the customer identification program (“Customer Identification Program”) requirements under the USA PATRIOT Act and its implementing regulations, and that Agent must obtain, verify and record information that allows Agent to identify the Company. Accordingly, prior to accepting an appointment hereunder, Agent may request information from the Company that will help Agent to identify the Company, including without limitation the Company’s physical address, tax identification number, organizational documents, certificate of good standing, license to do business, or any other information that Agent deems necessary. The Company agrees that Agent cannot accept an appointment hereunder unless and until Agent verifies the Company’s identity in accordance with the Customer Identification Program requirements.

[The remainder of this page has been intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year above written.

ENERGY PARTNERS, LTD.

By:	/s/ John H. Peper
Name:	John. H. Peper
Title:	Executive Vice President, General Counsel and Corporate Secretary

MELLON INVESTOR SERVICES LLC

By:	/s/ E. Kelly Gallagher
Name:	E. Kelly Gallagher
Title:	Relationship Manager

[Signature Page to Exchange Agreement]

EXHIBIT A

SCHEDULE OF FEES

Administration and acceptance fee		$7,500.00

Annual Facility Fee		$1,500.00
Payable at the start of the Billing Year

Processing of Accounts, each		$15.00

Examining & Canceling Certificates (per Certificate)		Included

Items Requiring Additional Handling, additional each occurrence		$20.00
Including Legal Items, Options, Correspondence, Partials, Defective Items, Window Items, Items requiring back-up withholding, Transfer Requests (per transfer), multiple checks (per check), Lost Items

Issue, Deliver and Reconcile Cash-in-lieu Checks, each		N/A

Prepare and File Form 1099 (B or D), each		N/A
With Tendering Stockholder and Appropriate Government Agencies

Maintenance of Unexchanged Shareholder File		Included
Per Unexchanged Account, Per Annum after first year

Fractional Calculation, each account		N/A

Office of Foreign Asset Control (OFAC) Reporting, each holder		Included

Minimum First Year Fee, Exclusive of Special Services and Out of Pocket		$10,000.00

Special Services
* Special Tax Reporting	$3.00/account
* Follow-up Mailings	$3.00/account
* Internal Attorney Review of Agreement (if there are any variations on the standard language)	$1,500.00
* Manual File Conversion (Not Standard Layout)	$1,500.00
* Additional Special Services	By Appraisal

Out of Pocket Expenses	Additional

Including Postage, Printing, Stationery,
Overtime, Transportation, Imprinting, Microfilming,
Mailing etc. [1]

[1]	Typesetting vendors charge a rush premium if less than 48 hours is given. Printing vendors charge a rush premium if less than 5 business days is given.